Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

STRATA SKIN SCIENCES, INC.

AND

RA MEDICAL SYSTEMS, INC.

DATED AS OF AUGUST 16, 2021

TABLE OF CONTENTS

SECTION 1. PURCHASE AND SALE	1
1.1 Assets to be Purchased and Sold	1
1.2 Excluded Assets	1
1.3 Assumed Liabilities	1
1.4 Excluded Liabilities	2
1.5 Purchase Price	3
1.6 Allocation of Purchase Price	4
1.7 Absence of Consents	4
1.8 Closing; Closing Conditions and Deliverables	5
SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7
2.1 Organization and Qualification	7
2.2 Title to Assets	7
2.3 Authority; Binding Nature of Agreement	7
2.4 Non‑Contravention; Consents	8
2.5 Compliance with Laws	8
2.6 Litigation	8
2.7 Business Inventory	9
2.8 Absence of Certain Changes, Events and Conditions	9
2.9 Condition and Sufficiency of Assets	10
2.10 Intellectual Property	10
2.11 Contracts	12
2.12 Environmental Matters	14
2.13 Undisclosed Liabilities	15
2.14 Stockholder Approval	15
2.15 Third Party Approval	15
2.16 Financial Advisor	15
2.17 Taxes	15
2.18 Full Disclosure	16
SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER	16
3.1 Organization and Qualification	16
3.2 Authority; Binding Nature of Agreement	17
3.3 Non‑Contravention; Consents	17
3.4 Litigation	17
3.5 Financing	17
SECTION 4. COVENANTS OF THE PARTIES	17
4.1 Public Announcements	17
4.2 Tax Matters	17
4.3 Removal of Transferred Assets	18
4.4 Post-Closing Services	18
4.5 Restrictive Covenant	18
4.6 Seller International Distributor Agreements	20
4.7 Bulk Sales Laws	20
4.8 Receivables	21
4.9 Recalls after Closing	21

i

4.10 Further Assurance	21
SECTION 5. INDEMNIFICATION	21
5.1 Survival	21
5.2 Indemnification By Seller	22
5.3 Indemnification By Purchaser	22
5.4 Certain Limitations	23
5.5 Indemnification Procedures	23
5.6 Payments	25
5.7 Tax Treatment of Indemnification Payments	25
5.8 Effect of Investigation	25
5.9 Exclusive Remedies	26
SECTION 6. MISCELLANEOUS PROVISIONS	26
6.1 Amendment	26
6.2 Expenses	26
6.3 Waiver	26
6.4 Entire Agreement; Counterparts	26
6.5 Applicable Law; Jurisdiction; Waiver of Jury Trial	27
6.6 Assignability	27
6.7 Third Party Beneficiaries	28
6.8 Notices	28
6.9 Severability	29
6.10 Specific Performance	29
6.11 Construction	29
6.12 Further Actions	30

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (as may be amended from time to time in accordance with its terms, this “Agreement”) is made and entered into as of August 16, 2021 (the “Effective Date”), by and among STRATA SKIN SCIENCES, INC. (“Purchaser”), a Delaware corporation, and RA MEDICAL SYSTEMS, INC., a Delaware corporation (the “Company” or the “Seller”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.  The Company is engaged in the domestic and international business of developing, manufacturing, selling, distributing and servicing the excimer laser device that emits highly concentrated ultraviolet light (the “Laser”) with dermatological applications, which is marketed under the trademark “PHAROS” (the “Business”).  For purposes of clarity, the “Business” shall include solely those assets of Company that are used in the Company’s PHAROS business applicable to the dermatological application of the Laser, and shall not include any other business of Company or any applications of the Laser outside of the dermatology field.

B.  The Company desires to sell and assign to Purchaser, and Purchaser desires to purchase and assume from the Company, certain specified assets and certain specified liabilities of the Business, upon the terms and subject to the conditions set forth in this Agreement.

C.  The Company has obtained the approval of the transactions contemplated by this Agreement by the affirmative vote of the Company’s board of directors.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1.  PURCHASE AND SALE

1.1  Assets to be Purchased and Sold.  Subject to the terms and conditions of this Agreement, at the Closing, the Company shall sell, transfer, convey, assign and deliver (“Transfer”) to Purchaser, and Purchaser shall purchase, free and clear of any Liens, all of the Company’s rights, title and interest in and to all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business set forth in Exhibit X (the “Transferred Assets”).

1.2  Excluded Assets.  The Company will not Transfer to Purchaser, and the Transferred Assets will not include any of the assets, properties or rights or interest therein set forth in Exhibit X (the “Excluded Assets”).

1.3  Assumed Liabilities.  Purchaser shall only assume obligations and Liabilities first arising after the Closing Date in respect of the Assumed Contracts (only to the extent such

Assumed Contracts are assigned to Purchaser or Purchaser otherwise assumes such obligations and Liabilities pursuant to Section 1.7) but only to the extent that such obligations and Liabilities do not relate to any failure to perform, breach, default or violation by the Company on or prior to the Closing Date (collectively, the “Assumed Liabilities”).

1.4  Excluded Liabilities.  Notwithstanding the provisions of Section 1.3 or any other provision in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any obligations or Liabilities of the Business, the Company or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)  any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)  any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Transferred Assets or the Assumed Liabilities for any period prior to Closing Date; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Sections 4.6, 4.7 and 4.9; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)  any Liabilities relating to or arising out of the Excluded Assets (including under any Contracts, commitments or understandings related thereto);

(d)  any Liabilities in respect of any pending or threatened Proceeding arising out of, relating to or otherwise in respect of the operation of the Business or the Transferred Assets to the extent such Proceeding relates to such operation on or prior to the Closing Date;

(e)  any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f)  any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller prior to Closing;

(g)  any Liabilities of Seller arising under or in connection with any Employee Plan providing benefits to any present or former employee of Seller;

(h)  any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i)  any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j)  any trade accounts payable of Seller (i) arising out of or relating to the operation of the Business and the Transferred Assets on or prior to the Closing Date; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(k)  any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Transferred Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Purchaser pursuant to this Agreement;

(l)  any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 5.3 as Seller Indemnitees;

(m)  any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Purchaser pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n)  any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(o)  any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

1.5  Purchase Price.

(a)  The aggregate purchase price for the Transferred Assets shall be an amount equal to (i) Five Million Dollars ($5,000,000), less (ii) the difference between (A) $1,500,000, which represents an amount equal to the estimated cost (including parts and labor) of the remaining term of any existing customer warranty obligations and existing service agreement obligations to existing customers (the “Obligations”) related to the Business, and (B) $250,000, which represents an amount equal to the value of the Business Inventory acquired as of the Closing Date, less (iii) $50,000 (which shall be applied towards any indemnification obligations of Seller that may arise pursuant to Section 5.2(c)) (such aggregate amount, the “Purchase Price”), plus the assumption of the Assumed Liabilities.  The Purchase Price shall be paid as provided in Sections 1.8(c), subject to Section 1.5(b).  For purposes of clarity, the parties agree that as of Closing, Seller shall have no further obligations or responsibilities as to the Obligations, which shall become Purchaser’s sole responsibility, to the extent not otherwise an Excluded Liability (including, but not limited to, Section 1.4(f)).

(b)  Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of Tax Law.  All such withheld amounts shall be treated as delivered to Seller hereunder.  Seller shall provide to Buyer a Form W-9 at the Closing, and accordingly, it is anticipated that no Tax withholding shall be required.

1.6  Allocation of Purchase Price.  Not later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Company a schedule (the “Purchase Price Allocation Schedule”) allocating the Purchase Price among the Acquired Assets (it being understood that such schedule will be prepared in compliance with Section 1060 of the Code and the regulations promulgated thereunder), and such allocation will be conclusive and binding upon the parties hereto for all purposes.  Purchaser and the Company shall each file all Tax Returns (including amended returns and claims for refund) in a manner consistent with such allocation (including the filing of IRS Form 8594), unless otherwise required by applicable Law.  Neither Purchaser nor the Company shall take any position with respect to Taxes that is inconsistent with the agreed upon allocation, including in any audit or examination by any Tax Authority, unless otherwise required by applicable Law.  Purchaser and the Company shall prepare and timely file such reports and information returns as may be required under applicable Laws to report the allocation of the Purchase Price among the Transferred Assets in accordance with the Purchase Price Allocation Schedule.  Each party agrees to notify the other party in the event that any Tax Authority takes or proposes to take a position for Tax purposes that is inconsistent with the allocation set forth in the Purchase Price Allocation Schedule.

1.7  Absence of Consents.  To the extent that Seller’s rights under any Contract or Governmental Authorization constituting a Transferred Asset, or any other Transferred Asset, may not be Transferred to Purchaser without the Consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to Transfer the same if an attempted Transfer would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required Consent(s) as promptly as possible.  If any such Consent shall not be obtained or if any attempted Transfer would be ineffective or would impair Purchaser’s rights under the Transferred Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Transferred Asset, shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Transferred Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

1.8  Closing; Closing Conditions and Deliverables.

(a)  Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic communication on the Closing Date, and shall be effective as of 11:59 p.m. Eastern Time on such date.

(b)  Closing Conditions.  The obligation of Purchaser to consummate the Closing is subject to the satisfaction of the following conditions in this Section 1.8(b) and the delivery of the agreements and other deliverables set forth in this Section 1.8(b):

(i)  Representations and Warranties.  Each of the representations and warranties of Company made in Section 2 shall be true and correct in all material respects as of the Closing Date as though made at such time (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(ii)  Covenants.  Company shall have performed and complied in all material respects with all covenants and agreements set forth in this Agreement required to be performed or complied with by it at or prior to the Closing Date.

(iii)  No Injunction, Etc.  No provision of any applicable Law and no Governmental Order or proceeding shall be in effect that shall prohibit the consummation of the Closing.  No proceeding challenging this Agreement, the Ancillary Documents, or the transactions contemplated by this Agreement or the Ancillary Documents; seeking to prohibit or materially delay the Closing; or seeking material damages incident to this Agreement, the Ancillary Documents, or the transactions contemplated by this Agreement or the Ancillary Documents shall have been instituted by any Person before any Governmental Body and be pending.

(iv)  Company Closing Deliverables.  At the Closing, the Company shall execute (as applicable) and deliver each of the following to Purchaser:

(1)  a bill of sale in the form of Exhibit B attached hereto (the “Bill of Sale”) and duly executed by Seller, transferring Seller’s right, title and interest in and to the tangible personal property included in the Transferred Assets to Purchaser;

(2)  an assignment and assumption agreement in the form of Exhibit C attached hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Purchaser of the Transferred Assets and the Assumed Liabilities;

(3)  a trademark assignment agreement in the form of Exhibit D attached hereto (the “Trademark Assignment Agreement”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Purchaser;

(4)  the Services Agreement in the form of Exhibit E attached hereto (the “Services Agreement”) and duly executed by Seller;

(5)  a power of attorney in the form of Exhibit F attached hereto and duly executed by Seller;

(6)  a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Sections 1.8(b)(i), (ii) and (iii) have been satisfied;

(7)  a certificate duly executed by the Company pursuant to Treasury Regulations Section 1.1445‑2(b) that the Company is not a foreign person within the meaning of Section 1445 of the Code;

(8)  releases (in recordable form), pay-off letters and UCC‑3 termination statements (in recordable form) from any Person having a Lien on any Transferred Asset, or such other evidence of termination of such Lien as is acceptable to Purchaser;

(9)  all Document Deliverables, and other materials related to the Business and its administration and recordkeeping (which the Company may deliver to Purchaser’s principal place of business promptly following the Closing);

(10)  a certificate of the Secretary or Assistant Secretary of the Company certifying:  (A) the certificate of incorporation of the Company as certified by the secretary of state of the state of incorporation of the Company; (B) the bylaws of the Company; (C) a good standing certificate of the Company, dated as of a recent date prior to the Closing Date, as issued by the secretary of state of the state of incorporation of the Company; (D) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (E) the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(11)  such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.

Any condition specified in this Section 1.8 may be waived if consented to by Purchaser in writing.

(c)  Purchaser Closing Deliverables.  The obligation of the Company to consummate the Closing is subject to the satisfaction of the following conditions in this Section 1.8(c) and the delivery of the agreements and other deliverables set forth in this Section 1.8(c):

(i)  Representations and Warranties.  Each of the representations and warranties of Purchaser made in Section 3 shall be true and correct in all material respects as of the Closing Date as though made at such time (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(ii)  Covenants.  Purchaser shall have performed and complied in all material respects with all covenants and agreements set forth in this Agreement required to be performed or complied with by it at or prior to the Closing Date.

(iii)  No Injunction, Etc.  No provision of any applicable Law and no Governmental Order or proceeding shall be in effect that shall prohibit the consummation of the Closing.  No proceeding challenging this Agreement, the Ancillary Documents, or the transactions contemplated by this Agreement or the Ancillary Documents; seeking to prohibit or materially delay the Closing; or seeking material damages incident to this Agreement, the Ancillary Documents, or the transactions contemplated by this Agreement or the Ancillary Documents shall have been instituted by any Person before any Governmental Body and be pending.

(iv)  At the Closing, Purchaser shall deliver to Seller the following:

(1)  the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser;

(2)  the Assignment and Assumption Agreement duly executed by Purchaser;

(3)  the Services Agreement duly executed by Purchaser;

(4)  a sales tax resale certificate or other comparable document, as appropriate, reasonably satisfactory to Seller, with respect to the Purchased Assets being purchased for resale; and

(5)  a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Sections 1.8(c)(i), (ii) and (iii) have been satisfied.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as of the Closing as follows:

2.1  Organization and Qualification.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate the Transferred Assets and to operate the Business as it is now being conducted.  The Company is qualified to do business as a foreign corporation, and in good standing, under the laws of every jurisdiction where the nature of its business requires such qualification.

2.2  Title to Assets.  Except as set forth on Schedule 2.2, the Company has good, valid and marketable title to all of the Transferred Assets, and the Company has the full right to sell, transfer and assign all of the Transferred Assets to Purchaser, free and clear of all Liens.  Following the Closing, Purchaser will be the lawful owner of, and have good, valid and marketable title to, all the Transferred Assets free and clear of all Liens.

2.3  Authority; Binding Nature of Agreement.  The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and each of the Ancillary Documents to which is a party.  The execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is a party by the Company and the consummation of the transactions hereunder and thereunder have been duly authorized and approved by all necessary corporate and stockholder action.  This Agreement and each Ancillary

Document to which the Company is a party constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.4  Non‑Contravention; Consents.  Except as set forth on Schedule 2.4, the execution and delivery by the Company of this Agreement and each of the Ancillary Documents to which it is a party and the consummation by the Company of the transactions contemplated by this Agreement and each of the Ancillary Documents to which it is a party do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Transferred Assets; (c) require the Consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Governmental Authorization to which Seller is a party or by which Seller or the Business is bound or to which any of the Transferred Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Transferred Assets.  No Consent, approval, Governmental Authorization, Governmental Order, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

2.5  Compliance with Laws.

(a)  The Company has been, with respect to the Business, in compliance with all applicable Laws, including all applicable Health Care Laws.

(b)  Neither the Company nor any Person engaged by Company to provide any service with respect to the Business, has received (i) any unresolved FDA Form 483 observations, untitled letters or warning letters directly relating to the Product since December 31, 2019, or (ii) any written notice or, to the Knowledge of the Company, other communication from any Governmental Body (A) requiring the termination or suspension of any manufacturing, marketing, sale, importation, export or other exploitation of the Product or (B) alleging any material violation of any Law, providing notice of any fine, sanction, or penalty, or commencing or indicating an intention to conduct any investigation with respect to the Product.  There is no order, judgment, agreement, consent decree, or other obligation to which the Company is bound which would in any way impede the Transfer of the Transferred Assets to Purchaser and Purchaser’s assumption of the Business pursuant to the terms of this Agreement without adverse impact of any nature.

2.6  Litigation.  There are no and there have not been any Proceedings pending or, to the Knowledge of the Company, threatened against the Company affecting the Business or the Transferred Assets at law or in equity, including any such Proceeding before or by any Governmental Body.  Neither the Company nor any Transferred Asset is subject to or bound by any outstanding orders, judgments, injunctions, awards or decrees of any Governmental Body or agreements with any Governmental Body, including corporate integrity agreements, corporate compliance agreements, or deferred or non‑prosecution agreements.

2.7  Business Inventory.  All Business Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.  All Business Inventory is owned by Seller free and clear of all Encumbrances, and no Business Inventory is held on a consignment basis.  The quantities of each item of Business Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

2.8  Absence of Certain Changes, Events and Conditions.  Since January 1, 2021, other than (i) in the ordinary course of business consistent with past practice, (ii) the consummation of this Agreement and the Ancillary Documents and (iii) as may have been publicly disclosed by Seller under Legal Proceedings in Form 10-K and Form 10-Q SEC filings prior to Closing, there has not been any, there has not been any:

(a)  event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)  material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c)  material change in cash management practices and policies, practices and procedures with respect to accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)  entry into any Contract that would constitute a Material Contract;

(e)  incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities;

(f)  transfer, assignment, sale or other disposition of any of the Transferred Assets;

(g)  cancellation or forgiveness of any debts or claims or amendment, termination or waiver of any rights relating to Transferred Assets;

(h)  transfer or assignment of or grant of any license or sublicense under or with respect to any material Intellectual Property Assets or Intellectual Property Agreements;

(i)  abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(j)  material damage, destruction or loss, or any material interruption in use, of any Transferred Assets, whether or not covered by insurance;

(k)  acceleration, termination, material modification to or cancellation of any Assigned Contract or Governmental Authorization;

(l)  material capital expenditures which would constitute an Assumed Liability;

(m)  imposition of any Encumbrance upon any of the Transferred Assets;

(n)  adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(o)  purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(p)  any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

2.9  Condition and Sufficiency of Assets.  The items of tangible personal property included in the Transferred Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The Transferred Assets are sufficient for the continued conduct of the Business after the Closing in the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.  None of the Excluded Assets are necessary for the operation of the Business.

2.10  Intellectual Property.

(a)  Schedule 1.1(b) contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable:  the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Copyrights and Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets (whether or not they are registrable or patentable) that are used or held for use in the conduct of the Business as currently conducted.

(b)  Schedule 2.10(b) contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Seller’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement.  Seller has provided

Purchaser with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.  Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect.  Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non‑renewal), any Intellectual Property Agreement.

(c)  Except as set forth in Schedule 2.10(c), Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances.  The Intellectual Property Assets are all of the Intellectual Property necessary to operate the Business as presently conducted.  Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law.  All assignments and other instruments necessary to establish, record, and perfect Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Bodies and authorized registrars.

(d)  Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Purchaser’s right to own or use any Intellectual Property Assets in the conduct of the Business as currently conducted.  Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Purchaser on identical terms as they were owned or available for use by Seller immediately prior to the Closing.

(e)  All of the Intellectual Property Assets is valid and enforceable, all Intellectual Property Registrations are subsisting and in full force and effect and all Intellectual Property Agreements are in full force and effect and have not been breached by any party thereto.  Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non‑disclosure agreements.  All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Bodies and authorized registrars.

(f)  The conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person.  No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets.

(g)  There are no Proceedings (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets.  To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Proceeding.  Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.

(h)  Schedule 2.10(h) contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business, including username and password. Seller has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”).  There are no Proceedings settled, pending, or threatened alleging (A) any breach or other violation of any Platform Agreement by Seller; or (B) defamation, any violation of publicity rights of any Person, or any other violation by Seller in connection with its use of social media in the conduct of the Business.

(i)  Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business.  In the past two years, Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Proceeding by any Governmental Body or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and there are no facts or circumstances that could reasonably be expected to give rise to any such Proceeding.

2.11  Contracts.

(a)  Schedule 2.11(a) sets forth an accurate list of all of the Company’s Contracts to which the Seller is a party and in any way related to the Business:

(i)  each Contract (other than purchase orders for Business Inventory) that involves performance of services or delivery of goods or materials;

(ii)  each Contract (other than purchase orders for Business Inventory) that involves performance of services or delivery of goods or materials to any Company of an amount or value in excess of $50,000;

(iii)  each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any tangible personal property (but specifically excluding any of the forgoing relating to real estate);

(iv)  each Contract in respect of Intellectual Property Assets;

(v)  each Contract containing covenants that restrict the business activity of the Business;

(vi)  each Contract providing for indemnification by the Company to customers or vendors;

(vii)  any employment or consulting Contract with any Company employee, or any consultant or contractor of the Company, other than at-will arrangements that do not include severance or “change of control” or equivalent provisions; and

(viii)  each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)  Except as set forth in Schedule 2.11(b), as of the date hereof, all of the Contracts are in full force and effect and are enforceable in accordance with their terms except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

(c)  Except as set forth in Schedule 2.11(c), as of the date hereof, the Company is not in breach in any material respect of or default under (and to Knowledge of the Company, no event has occurred which with notice or the passage of time or both would constitute a breach in any material respect of or default under) any Contract nor, to the Knowledge of the Company, is any other party to any such Contract in breach in any material respect of or default under such Contract.

(d)  Schedule Z sets forth an accurate and complete list of the customers of the Business (the “Customers”), together, if available and practical, with (i) the name of such Customer, including contact information and email address(es), (ii) the type of Product(s) used by each Customer, (iii) location of the Product, (iv) the expiration date of such Customer’s warranty, if applicable, and (v) if purchased by the Customer, the expiration date of such Customer’s service contract.

(e)  Seller has provided to Purchaser a complete and accurate copy of Seller’s standard form of: (i) warranty provided to Customers; and (ii) service Contract with a Customer, each of which are currently used by Seller or currently in effect and attached to Schedule 2.11(e) (collectively, the “Seller Standard Form Contracts”).  Except as set forth in Schedule 2.11(e), no

Contract between Seller and a Customer (each, a “Customer Warranty/Service Contract”) that relates to (x) any warranty provided to such Customer, or (y) service Contract with such Customer deviates from the Seller Standard Form Contract.  Schedule 2.11(e) sets forth, for each Customer with respect to their respective Customer Warranty/Service Contract, (A) the date of such agreement, (B) the service period, (C) the annual service fee rate or other amount to be charged to such Customer, (D) the payment date(s) for any service fee or amount to be paid by such Customer following the Closing Date, and (E) whether such rate or amount includes service and technician time.

(f)  Seller represents and warrants that (i) except for those as set forth in Schedule 2.11(f), Seller has no Obligations or any other warranty or similar types of obligations to any Customer under any Assigned Contract, including, but not limited to, any warranty, service or rental Contract, and (ii) no Contract or Customer identified in Schedule 2.11(f) relates to a Customer located outside of the United States.

2.12  Environmental Matters.

(a)  The operations of Seller with respect to the Business and the Transferred Assets are currently and have been in compliance with all Environmental Laws.  Seller has not received from any Governmental Body, with respect to the Business or the Transferred Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)  Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule 2.12(b)) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Transferred Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Transferred Assets.  With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)  There has been no Release of hazardous materials in contravention of Environmental Law with respect to the Business or the Transferred Assets, and Seller has not received an Environmental Notice that any of the Business or the Transferred Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any hazardous material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or Environmental Permit by, Seller.

(d)  Seller has not retained or assumed, by Contract or operation of Law, any Liabilities or obligations of third parties under Environmental Law.

(e)  Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Transferred Assets as currently carried out.

2.13  Undisclosed Liabilities.  The Company has no Liabilities with respect to the Business, except (a) those set forth on the Company’s financial statements for fiscal year ending December 31, 2020, and (b) those which have been incurred in the ordinary course of business consistent with past practice since January 1, 2021 and which are not, individually or in the aggregate, material in amount and which have not been set forth in an exhibit to this Agreement.

2.14  Stockholder Approval.  The Company represents and warrants that no shareholder approval is required to effectuate the transactions herein described.

2.15  Third Party Approval. No approval by any third party is required to effectuate the transactions herein described.

2.16  Financial Advisor.  Other than with respect to obligations owed to M.M. Dillon & Co. Group LLC, none of the Company or any Person acting on behalf of the Company has agreed or has any obligation or Liability to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other brokerage fee or commission in connection with this Agreement, any matter related hereto or the consummation of the transactions contemplated hereby, nor has any broker, finder, investment banker or any other Person taken any action on which a claim for any such payment could be based.  The Company shall be solely responsible for paying any and all fees, commissions or other compensation to which any such broker, finder, investment banker or any other Person is entitled or claims on account of the execution of this Agreement or the consummation of the transactions contemplated hereby.

2.17  Taxes.

(a)  All Tax Returns with respect to the Business required to be filed by Seller for any period prior to the Closing Date have been, or will be, timely filed after giving effect to extensions.  Such Tax Returns are, or will be, true, complete and correct in all respects.  All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)  Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)  No extensions or waivers of statutes of limitations have been given or requested with respect to any due and outstanding Taxes of Seller.

(d)  All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)  Except as set forth in Schedule 2.17(e), Seller is not a party to any Proceeding by any Tax Authority.  There are no pending or, to the Knowledge of the Company, threatened Proceedings by any Tax Authority.

(f)  There are no Encumbrances for Taxes upon any of the Transferred Assets nor, to the Knowledge of the Company, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Transferred Assets (other than for current Taxes not yet due and payable).

(g)  Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445‑2.

(h)  Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011‑4(b).

(i)  None of the Transferred Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j)  None of the Transferred Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(k)  Purchaser to execute and deliver a sales tax resale certificate or other comparable document, as appropriate, reasonably satisfactory to Seller, with respect to the Purchased Assets being purchased for resale.

2.18  Full Disclosure.  No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows:

3.1  Organization and Qualification.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

3.2  Authority; Binding Nature of Agreement.  Purchaser has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and each of the Ancillary Documents to which Purchaser is a party, and the execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary action on the part of Purchaser.  This Agreement and the Ancillary Documents to which Purchaser is a party have been duly authorized, executed and delivered by Purchaser and this Agreement and each Ancillary Document to which Purchaser is a party constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3  Non‑Contravention; Consents.  The execution and delivery by Purchaser of this Agreement and each of the Ancillary Documents to which it is a party and the consummation by the Company of the transactions contemplated by this Agreement and each of the Ancillary Documents to which it is a party do not and will not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to payment or to terminate or modify or to accelerate any obligation under, (e) result in the creation of any Lien upon, or (f) require any authorization, Consent, exemption or other action by or notice to or filing with any court or other Governmental Body or other Person, under (i) any of the provisions of the certificate of incorporation or bylaws of Purchaser, or (ii) any material Contract or Governmental Authorization of Purchaser, or (iii) any Law to which the Purchaser is subject.

3.4  Litigation.  As of the date of this Agreement, there is no Proceeding pending before any court of competent jurisdiction (or, to the knowledge of Purchaser, being overtly threatened) against Purchaser challenging the transactions contemplated by this Agreement.

3.5  Financing.  Purchaser has, or will have, sufficient cash available to pay the Purchase Price at Closing.

SECTION 4.  COVENANTS OF THE PARTIES

4.1  Public Announcements.  Neither Purchaser nor Seller shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the prior written consent of the other; provided, however, that Purchaser or Seller may, without such approval, make such press releases or other public announcements as required by (a) any listing agreement with any national securities exchange or stock market or (b) applicable Law (including securities Laws) (in which case the disclosing party will provide the other party hereto with the opportunity to review in advance such disclosure).

4.2  Tax Matters.

(a)  Seller and Purchaser shall provide each other with such cooperation and information, including but not limited to obtaining any document from any Governmental Body or any other Person, as either reasonably may request of the other in connection with (i) the filing of any Tax Return, amended Tax Return or claim for refund with respect to the Business or the Transferred Assets, (ii) the execution and filing of any Tax election, if required, (iii) determining liability for Taxes or a right to refund of Taxes or (iv) in conducting any Proceeding in respect of Taxes with respect to the Business or the Transferred Assets.  The Company shall file all Tax Returns (including amended returns and claims for refund) in a manner consistent with IRS Form 8594 provided by Purchaser.

(b)  For purposes of this Agreement, a portion of each property Tax or similar Tax with respect to the Transferred Assets that is attributable to any taxable period that includes but does not end on the Closing Date will be treated as an Excluded Liability and will be the responsibility of the Company, and that portion shall be equal to the total amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in such taxable period falling before and including the Closing Date, and the denominator of which is the total number of days in such taxable period.  The remainder of any such Tax shall be the responsibility of Purchaser.  In the event that either the Company or Purchaser makes a payment of Tax for which the other party is responsible pursuant to this Section 4.2, the other party shall reimburse such Tax promptly but in no event later than thirty days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c)  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due.  Seller shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

4.3  Removal of Transferred Assets.  The Company shall cause the tangible and intangible Transferred Assets being transferred hereunder to be ready and available for delivery to Purchaser as and when requested by Purchaser following Closing.

4.4  Post-Closing Services.  Seller shall, for the periods set forth in the Service Agreement, provide manufacturing and supply services to Purchaser in connection with the support and sales of the Products.  Seller will sell chambers and any other spare parts necessary to Purchaser at cost, in sufficient quantity to fulfill all outstanding warranty and service obligations extant as of the Closing.  Cost shall include labor to the extent any assembly is required.

4.5  Restrictive Covenant.

(a)  Seller agrees that, during the Restricted Period, Seller shall not, and Seller shall ensure that its Affiliates do not (except in the authorized course of any employment, consulting or independent contractor services provided to Purchaser or any of its Affiliates): (i) engage directly or indirectly in Competition in any part of the Restricted Territory; or (ii) directly or indirectly be or become an officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, Representative, designer, consultant, advisor or manager of, for or to, or acquire or hold any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any part of the Restricted Territory.

(b)  Seller agrees that, during the Restricted Period, Seller shall not, and Seller shall ensure that its Affiliates do not, directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce or encourage, or cause others to solicit, induce or encourage (on its behalf or on behalf of others), any Customer or supplier or vendor of the Business to terminate their service or business arrangement with Purchaser or any of its Affiliates for any reason.

(c)  Seller agrees that, during the Restricted Period, except as required by applicable Law, or compelled by process of Law, Seller shall not, and Seller shall not intentionally publicly libel, slander or disparage Purchaser in such capacity in any manner that would reasonably be expected to be harmful to such Person or to the business or business reputation of such Person in such capacity; provided, however, that the foregoing shall not prohibit, or otherwise apply to (i) any truthful statements in connection with this Agreement or the transactions contemplated hereby, including, but not limited to, the enforcement of or any disputes in relation to thereto, (ii) any truthful statements or testimony made under oath, (iii) any information or statements pursuant to a valid subpoena or order by a court or other governmental body, or as otherwise required by Law or Proceeding, or any other legally-required truthful statements or disclosure, or (iv) disclosing any information or any statements in private and in confidence, including any statements to Seller's legal, financial, tax or other advisors.

(d)  Seller acknowledges and agrees that all Confidential Information and all physical embodiments thereof are confidential and proprietary to, and are and will remain the sole and exclusive property of, of Purchaser effective as of Closing.  At all times after the date of this Agreement, the Company will hold such Confidential Information in trust and strictest confidence, and will not, directly or indirectly, use, reproduce, distribute, divulge, disclose or otherwise disseminate the Confidential Information or any physical embodiments thereof other than to Purchaser and its Representatives, and neither Company nor any officer or director shall take any action causing, or fail to take any action necessary in order to prevent, any Confidential Information to lose its character or cease to qualify as Confidential Information.  At the Closing, the Seller shall deliver to Purchaser all Confidential Information (and all embodiments thereof) then in such Seller’s possession, custody or control.

(e)  Seller hereby agrees and acknowledges that: (i) the restrictions imposed upon Seller under this Section 4.5 are reasonable and necessary to protect Purchaser's legitimate business interests and the goodwill or customer relationships in the Business; (ii) the geographic scope of the Restricted Territory is reasonable and necessary to protect Purchaser's legitimate business interests; (iii) Seller's experience and capabilities are such that it can continue to operate without breaching the terms and conditions of this Agreement; (iv) the restrictions contained in this Section 4.5 are fair and reasonable under the circumstances and do not limit fair competition; (v) the duration, area and scope of the covenants contained in this Section 4.5 have been considered by Seller and that Seller has received independent legal counsel with respect thereto, and (vi) Seller, either alone or through its Affiliates, has received sufficiently high consideration and other benefits as a result of this Agreement and the transactions contemplated hereby, and such consideration and other benefits justify the covenants contained in this Section 4.5.

(f)  Notwithstanding anything in this Agreement to the contrary, any term or provision of Section 4.5 that is illegal, invalid or unenforceable in any situation in any jurisdiction shall not affect the legality, validity or enforceability of the remaining terms and provisions of this Section

4.5 or the legality, validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.5 is illegal, invalid or unenforceable, then the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, invalid or unenforceable term or provision, and this Section 4.5 shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to amend this Section 4.5 to replace such illegal, invalid or unenforceable term or provision with a legal, valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, invalid or unenforceable term or provision and that comes closest to expressing the intention of the illegal, invalid or unenforceable term or provision.

(g)  “Confidential Information” includes all Intellectual Property, Regulatory Documentation, and all other confidential and/or proprietary data and/or information primarily relating to the Transferred Assets or the Business and its operations which is owned or used by the Company and which has value to the Business and the Company and is not known to the Company’s competitors.  Such Confidential Information shall include proprietary technology, operating procedures, financial statements or other financial information, know-how, market studies and forecasts, competitive analysis, pricing policies and procedures, the substance of arrangements with customers, suppliers and others, servicing and training programs and arrangements, marketing or similar arrangements, customer or supplier lists and any other documents embodying such Confidential Information.  Confidential Information shall not include any data or information that (A) has been voluntarily disclosed to the public by the Company prior to the date hereof, (B) has been independently developed and disclosed to the public by others, (C) otherwise enters the public domain through lawful means, or (D) is required by Law to be disclosed by the Company; provided, that prior to such disclosure, the Company provides written notice to Purchaser of its intent to disclose such matter, and further provides Purchaser a reasonable opportunity to contest such disclosure with the appropriate Governmental Body.

(h)  Seller agrees that Purchaser or its successors or assigns will suffer irreparable harm from a breach by Seller of any of the covenants or agreements contained in this Section 4.5 that cannot adequately be compensated for with monetary damages.  Notwithstanding anything in this Agreement to the contrary, Seller agrees that, in the event of a breach or an alleged or threatened breach by Seller of any of the provisions of this Section 4.5, Purchaser and each of its successors and assigns shall be entitled to (and in addition to any other remedy that may be available to it, including monetary damages) apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

4.6  INTENTIONALLY OMITTED.

4.7  Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Purchaser; it being understood that any

Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

4.8  Receivables.  From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Transferred Asset, Seller or its Affiliate shall remit such funds to Purchaser within five business days after its receipt thereof.  From and after the Closing, if Purchaser or its Affiliate receives or collects any funds relating to any Excluded Asset, Purchaser or its Affiliate shall remit any such funds to Seller within five business days after its receipt thereof.

4.9  Recalls after Closing.  From and after Closing, in the event that there is any recall, design defect or similar claims of any products manufactured or sold, including, but not limited to, the Product, or any service performed by Seller prior to Closing that may give rise to any potential Liability of Seller, Company agree to (i) provide prompt written notice thereof to Seller, (ii) provide Seller with reasonable periodic updates if requested by Seller, and (iii) provide Seller a reasonable opportunity to confer with Company to mitigate any potential Liability to Seller.  The failure by Company to give Seller such prompt written notice shall not, however, relieve Seller of its Liabilities related thereto.

4.10  Further Assurance.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.  Seller agrees that, after the Closing, it will hold and will promptly transfer and deliver to Purchaser, from time to time as and when received by either such party, any cash, checks with appropriate endorsements (which they shall not convert to cash), or other property that it may receive on or after the Closing which properly belongs to Purchaser in accordance with the terms of this Agreement, including without limitation any insurance proceeds and payment of accounts receivable, and will account to the other for all such receipts.

SECTION 5.  INDEMNIFICATION

5.1  Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the third anniversary of the Closing Date and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company; provided, that the representations and warranties in (i) Section 2.1, Section 2.2, Section 2.3, Section 2.9, Section 2.11(d), Section 2.11(e), Section 2.11(f), Section 2.16, Section 3.1, and Section 3.2 shall survive indefinitely, and (ii) Section 2.17 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 calendar days.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non‑breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

5.2  Indemnification By Seller.  Subject to the other terms and conditions of this Section 5, Seller shall indemnify and defend each of Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)  any breach or non‑fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)  any Obligations or any other warranty or similar types of obligations to any Person not identified in Schedule 2.11(f);

(d)  any sales or use tax or similar Tax payable with respect to the Products to any Tax Authority prior to the Closing Date;

(e)  any Excluded Asset or any Excluded Liability; or

(f)  any Third Party Claim based upon, resulting from or arising out of the Business, operations, properties, assets or obligations of Seller or any of its Affiliates as conducted, existing or arising on or prior to the Closing Date.

5.3  Indemnification By Purchaser.  Subject to the other terms and conditions of this Section 5, Purchaser shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)  any breach or non‑fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement; or

(c)  any Assumed Liability.

5.4  Certain Limitations.  The indemnification provided for in Section 5.2 and Section 5.3 shall be subject to the following limitations:

(a)  Seller shall not be liable to the Purchaser Indemnitees for indemnification under Section 5.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 5.2(a) exceeds $25,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b)  Purchaser shall not be liable to the Seller Indemnitees for indemnification under Section 5.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 5.3(a) exceeds the Basket, in which event Purchaser shall be required to pay or be liable for all such Losses from the first dollar.

(c)  Notwithstanding the foregoing, the limitations set forth in Section 5.4(a) and Section 5.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 2.1, Section 2.2, Section 2.3, Section 2.9, Section 2.11(d), Section 2.11(e), Section 2.11(f), Section 2.14, Section 2.16, Section 2.17, Section 2.18, Section 3.1, and Section 3.2.

(d)  Seller shall not be liable to the Seller Indemnitees for indemnification under Section 5.2(c) until the amount of all such Losses exceeds, in the aggregate, $50,000 (the “Deductible”), in which event Seller shall only pay or be liable for Losses in excess of the Deductible.

(e)  For purposes of this Section 5, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

5.5  Indemnification Procedures.  The party making a claim under this Section 5 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 5 is referred to as the “Indemnifying Party”.

(a)  Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the

Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 5.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 5.5(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 4.5) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non‑defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)  Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 5.5(b).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 5.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)  Direct Claims.  Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

5.6  Payments.

(a)  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 5, the Indemnifying Party shall satisfy its obligations within 15 business days of such final, non‑appealable adjudication by wire transfer of immediately available funds.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non‑appealable adjudication to and including the date such payment has been made at a rate per annum equal to five percent (5%) per annum.  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)  Any Losses payable to a Purchaser Indemnitee pursuant to this Section 5 shall be satisfied from Seller.

5.7  Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties herein as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

5.8  Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 1.8, as the case may be.

5.9  Exclusive Remedies.  Subject to Section 6.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 5. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 5. Nothing in this Section 5.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

SECTION 6.  MISCELLANEOUS PROVISIONS

6.1  Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties.

6.2  Expenses.  All fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

6.3  Waiver.

(a)  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.4  Entire Agreement; Counterparts.  This Agreement and the Ancillary Documents and other documents and instruments referred to herein that are to be delivered by the parties at the Closing constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

6.5  Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)  Each of the parties irrevocably and unconditionally (i) consents to submit itself to the sole and exclusive personal jurisdiction of the state courts of the State of Delaware or any court of the United States located in the State of Delaware in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby in any court or tribunal other than the state courts of the State of Delaware or any court of the United States located in the State of Delaware.  Each of the parties hereto irrevocably and unconditionally consents to service being made through the notice procedures set forth in Section 6.6.  Each of the parties hereto hereby agrees that service of any process, summons, notice or document by prepaid certified or registered mail to the respective addresses set forth in Section 6.6 shall be effective service of process for any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement and any of the transactions contemplated hereby.  Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable law.

(c)  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT, ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

6.6  Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by the Company or Purchaser without the prior written consent of the other party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations without such consent shall be void and of no effect; provided further, however, that

Purchaser may (a) assign and delegate in whole or in part its rights and obligations hereunder without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Purchaser or of that part of Purchaser’s business to which this Agreement relates, as long as Purchaser provides written notice to the Company of such assignment, and (b) assign its rights hereunder without such consent as collateral security to any Person providing financing to Purchaser or any of its Affiliates.

6.7  Third Party Beneficiaries.  Except as provided in Section 5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8  Notices.  Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission during normal business hours (in each case with receipt verified by electronic confirmation), or (c) one (1) business day after being sent by courier or express delivery service or being sent by facsimile or electronic transmission outside of normal business hours; provided, that in each case the notice or other communication is sent to the address, facsimile telephone number or email address set forth beneath the name of such party below (or to such other address, facsimile telephone number or email address as such party shall have specified in a written notice given to the other party hereto):

if to Purchaser:

Strata Skin Sciences, Inc.
5 Walnut Grove Drive, Suite 140
Horsham, PA  19044
Attention:  Bob Moccia, Chief Executive Officer
Email:  bmoccia@strataskin.com

in the case of notices to Purchaser, with a copy to (which shall not constitute notice):

Stevens & Lee, P.C.
620 Freedom Business Center Drive, Suite 200
King of Prussia, PA  19406
Attention:  Sunjeet Gill
Email:  ssg@stevenslee.com

if to the Company:

Ra Medical Systems, Inc.
2070 Las Palmas Drive
Carlsbad, CA  92011
Attention:  Will McGuire, Chief Executive Officer
Email:  wmcguire@ramed.com

in the case of notices to the Company, with a copy to (which shall not constitute notice):

Diamond Law, Professional Corporation
5755 Oberlin Drive, Suite 301
San Diego, CA 92121
Attention:  Daniel Diamond
Email:  dan@diamondlawcorp.com

6.9  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purpose(s) of such invalid or unenforceable term.

6.10  Specific Performance.  Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in addition to any other remedy to which a non‑breaching party may be entitled at law, a non‑breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

6.11  Construction

(a)  For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Document refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Document.

6.12  Further Actions.  The parties hereto shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, including the timely assignment, conveyance or other Transfer of the Transferred Assets to Purchaser, assumption of the Assumed Liabilities by Purchaser, and the consolidation, vesting and recordation of the full ownership thereof.  The parties hereto shall (a) furnish upon reasonable request to each other such further information, (b) execute and deliver to each other such other documents and (c) do such other acts and things, all as any other party hereto may reasonably request for the purpose of carrying out the intent of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PURCHASER:

STRATA SKIN SCIENCES, INC.

By:	/s/ Robert J. Moccia
Name:	Robert J. Moccia
Title:	Chief Executive Officer

COMPANY:

RA MEDICAL SYSTEMS, INC.

By:	/s/ Will McGuire
Name:	Will McGuire
Title:	Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A), the following defined terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Trademark Assignment Agreement, the Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Closing Date” means the Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition” means engaging, directly or indirectly, in the design, development, production, manufacturing, distribution, provision, licensing, promotion, marketing or sale of any products or services that compete with any products or services (including, but not limited to, the Products) in the field of dermatology, including, but not limited to, both the treatment and diagnosis of skin disorders.

“Consent” means any notification, authorization, consent, approval or waiver.

“Contract” means any note, bond, mortgage, indenture, loan, contract, factoring arrangement, license, agreement, lease or other instrument or obligation, written or oral, to which the party in question is a party or by which it or any of its assets may be bound.

“Document Deliverables” mean, without duplication, (a) all Regulatory Documentation; (b) books, records, manuals, files, invoices, inventory records, product specifications, customer lists (for the 36 months immediately preceding the date of this Agreement, where practical and available), cost and pricing information, physician lists, supplier lists, business plans, catalogs, customer literature, quality control records and credit records of customers; (c) research, design and development files, records and laboratory books; (d) all sales, advertising, marketing, promotional and training materials and all other printed or written materials used or held for use primarily in the operation of the Business; (e) all data relevant to the manufacturing of the Product; (f) copies of current and former employee and contractor agreements relating to the nonuse and nondisclosure (or the like) of Intellectual Property Assets; (g) copies of current and former employee and contractor agreements relating to the nonuse and nondisclosure (or the like) of

Intellectual Property with such Person’s former employer; and (h) all other documentation related to the Transferred Assets.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended, all formal written and informal plans and all other compensation and benefit plans, Contracts, policies, programs and arrangements maintained, sponsored, or contributed or required to be contributed to by the Company on behalf of any Business Employee (other than routine administrative procedures), including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans in which any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller or their dependents participate.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, Lien, option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Proceeding, Governmental Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from:  (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non‑compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Body:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs):  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act

Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non‑compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Governmental Authorization, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“FDA” means the United States Food and Drug Administration and any comparable agencies in foreign countries, together in each case, with any successor agencies.

“FDCA” means the Federal Food, Drug and Cosmetics Act, as amended, and all related rules, regulations and guidelines promulgated thereunder by the FDA.

“Federal Health Care Program” means any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States government and any state health care program, as defined in 42 U.S.C. § 1320a‑7(h).

“Financial Statements” means the segment information relating to the “Dermatology” segment of Seller included in the consolidated financial statements (including all related notes and schedules) of Seller included or incorporated by reference in the Seller SEC Documents.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authorization” means any permit, license, registration, authorization, certificate, franchise, concession, approval, consent, ratification, permission, or clearance for the Product issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, including (a) pricing or reimbursement approvals, (b) 510(k)s and supplements and amendments thereto, and (c) labeling approvals.

“Governmental Body” means any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi‑governmental powers, or any other industry self-regulatory authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Health Care Laws” means, to the extent applicable, all:  (a) Laws administered by the FDA, including the FDCA, and any other federal, state and foreign Laws governing the manufacturer, distribution, and sale of medical devices; (b) federal fraud and abuse Laws, including the federal physician self-referral law, 42 U.S.C. § 1395nn, the federal anti‑kickback statute, 42 U.S.C. § 1320a‑7b, the federal civil monetary penalty statute, 42 U.S.C. § 1320a‑7a, federal laws and regulations governing exclusion including 42 U.S.C. § 1320a‑7, the civil false claims act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes, as well as similar state laws and regulations; (c) federal and state Laws regarding the submission of false claims, false billing and false coding, fee splitting, and health care professional self-referrals; (d) the Health Insurance Portability and Accountability Act of 1996 and all Laws promulgated pursuant thereto or in connection therewith, the Health Information Technology for Economic and Clinical Health Act, found in the American Recovery and Reinvestment Act of 2009 at Division A, Title XIII and Division B, Title IV, and any other Law governing; (e) any Law or applicable regulation with respect to expulsion, suspension or debarment from any Federal Health Care Program; (f) any other Law applicable to any other aspect of the Business; and (g) with regard to clauses (a) through (f) above, any Law succeeding thereto and all amendments and supplements to such Laws.

“Intellectual Property” means all of the following in any jurisdiction throughout the world, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world):  (a) patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), design specifications and drawings, and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof (collectively, “Patents”); (b) trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names, corporate names and other designations and indicia of origin (and all translations, adaptations, derivations and combinations of the foregoing and all logos related to any of the foregoing), together with all goodwill associated therewith (collectively, “Trademarks”); (c) copyrights, works of authorship, copyrightable works and mask works; (d) and all registrations, applications and renewals for any of the foregoing referenced in any of (a) through (c), together with all moral rights therein; (e) trade secrets and confidential and proprietary information (including ideas, discoveries, formulae, compositions, know-how, related processes and techniques, research and development information, models, drawings, specifications, designs, plans, proposals and technical data and manuals, nonclinical and clinical research data and results, regulatory, quality manufacturing and vendor/supplier data, files filings and information, instructions, materials, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof (“Trade Secrets”); (f) software, computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof, and related flow-charts, programmer notes, updates and data, whether in object or source code form and all other documentation associated therewith (“Software”); (g) all other properties recognized as intellectual property anywhere in the world and any similar, corresponding or equivalent rights; and (h) all copies and tangible embodiments of any of the foregoing referenced in any of (a) through (g).

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which the Company is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by the Company and used or held for use in the conduct of the Business as currently conducted (and not, for example, solely in any other vertical or business of the Company), together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to the Company with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.  For the avoidance of doubt, there are no Patents applicable to the Business.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Body or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Knowledge of the Company” means the actual knowledge of the Company’s Board of Directors, Chief Executive Officer, Chief Financial Officer, or General Counsel, after conducting a reasonable inquiry and investigation (consistent with such Person’s title).

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, lien (statutory or other), charge, or other encumbrance of any kind or nature whatsoever (including, without limitation, pursuant to any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing) on personal or real property or fixtures.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Body or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Transferred Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; or (vi) any changes in applicable Laws or accounting rules, including GAAP; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Person” means any individual, entity, trust, other partnership or association, or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Product” means that PHAROS excimer laser product, including any line extensions, modifications, improvements, additions, and successors thereto.

“Record” means data and information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, including data and information used in, generated by, obtained for the benefit of, arising out of, related to, or otherwise used in connection with or necessary to the operation of the Business.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Regulatory Documentation” means, with respect to the Product, all (a) documentation comprising the Governmental Authorizations, including all submissions, reports and correspondence relating thereto, (b) correspondence and reports necessary to, or otherwise describing the ability to, commercially distribute, sell or market such Product, submitted to or received from Governmental Body (including minutes and official contact reports relating to any communications with any Governmental Body) and relevant supporting documents with respect thereto, including all advertising and promotion documents, annual and periodic reports, adverse event files and complaint files and (c) data contained in any of the foregoing.  “Regulatory Documentation” shall include all risk analysis reports, Failure Mode and Effects Analyses, Quality management reviews, and Post market surveillance reports.

“Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives.

“Restricted Period” means the period commencing on the Closing Date and ending on the seventh anniversary of the Closing Date.

“Restricted Territory” means any county in the State of California, each state in the United States and each country in the world.

“Seller SEC Documents” means any forms, statements, documents and reports filed or furnished by Seller with the SEC on or after August 15, 2019 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions "risk factors", "forward looking statements" or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or of a forward looking nature).

“Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, retailer’s occupation taxes and other taxes commonly understood to be sales or use taxes, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any obligations or liabilities for any amounts or items of the type described in clause (a) above of any other Person whether by Law, Contract or otherwise.

“Tax Authority” means any Governmental Body responsible for the administration or collection of any Tax.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.